                                  SCHEDULE 13G

                                 (Rule 13d-102)

       Information to be included in statements filed pursuant to Section 240.13d-1(b) and (c) and amendments thereto filed pursuant to Section 240.13d-2(b).

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 2)


                              DELTEK SYSTEMS, INC.
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)

                                  24785A 10 8
                                  -----------
                                 (CUSIP Number)

                    November 12, 1999 and December 31, 1999
                    ---------------------------------------
             Dates of Events which Require Filing of This Statement


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 24785A 10 8

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
         1)       Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (entities only)


                  Donald deLaski


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         2)       Check the Appropriate Row if a Member of a Group (See Instructions)

                           NOT APPLICABLE

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         3)       SEC Use Only

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         4)       Citizenship or Place of Organization

                           UNITED STATES

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         Number of                  (5) Sole Voting Power - 3,514,700
         Shares Beneficially        (6) Shared Voting Power - 0
         Owned by Each              (7) Sole Dispositive Power  - 3,514,700
         Reporting                  (8) Shared Dispositive Power - 0
         Person With

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         (9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                  3,514,700


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         (10)     Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
                  Instructions)     [  ]

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         (11)     Percent of Class Represented by Amount in Row 9
                            20.0%



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         (12)     Type of Reporting Person (See Instructions)

                           IN


----------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13G

         The information contained herein is filed with respect to the Common Stock, par value $0.001 per share (the "Stock"), of DELTEK SYSTEMS, INC. by Donald DeLaski.


ITEM 1(a).                          NAME OF ISSUER:

                                    DELTEK SYSTEMS, INC.

ITEM 1(b).                          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                                    8280 Greensboro Drive

                                    McLean, Virginia 22102

ITEM 2(a).                          NAME OF PERSON FILING:

                                    See Cover Page Item 1.

ITEM 2(b).                          ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                                    8280 Greensboro Drive

                                    McLean, Virginia 22102

ITEM 2(c).                          CITIZENSHIP:

                                    See Cover Page Item 4.

ITEM 2(d).                          TITLE OF CLASS OF SECURITIES:

                                    Common Stock, par value $0.001 per share

ITEM 2(e).                          CUSIP NUMBER:

                                    24785A 10 8

ITEM 3.                             IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or
                                    13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                                    Inapplicable.

ITEM 4.                             OWNERSHIP.

ITEM 4(a).                          AMOUNT BENEFICIALLY OWNED:

                                    See Cover Page Item 9. Excludes 542,000
                                    shares held by a foundation established by Mr. deLaski in June 1998 for which Mr.
                                    deLaski and his spouse serve as directors and officers.

ITEM 4(b).                          PERCENT OF CLASS:

                                    See Cover Page Item 11.

ITEM 4(c).                          NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                                    (i)     sole power to vote or to direct the vote:

                                            See Cover Page Item 5 and Item 4(a) above.

                                    (ii)    shared power to vote or to direct the vote:

                                            See Cover Page Item 6.

                                    (iii)   sole power to dispose or to direct the
                                            disposition of:

                                            See Cover Page Item 7.

                                    (iv)    shared power to dispose or to direct
                                            the disposition of:

                                            See Cover Page Item 8 and 4(a) above.


ITEM 5.                             OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.                             OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF
                                    OF ANOTHER PERSON:

                                    Inapplicable.

ITEM 7.                             IDENTIFICATION AND CLASSIFICATION OF THE
                                    SUBSIDIARY WHICH ACQUIRED THE SECURITY
                                    BEING REPORTED ON BY THE PARENT HOLDING
                                    COMPANY.

                                    Inapplicable.

ITEM 8.                             IDENTIFICATION AND CLASSIFICATION OF
                                    MEMBERS OF THE GROUP.

                                    Inapplicable.

ITEM 9.                             NOTICE OF DISSOLUTION OF GROUP.

                                    Inapplicable.

ITEM 10.                            CERTIFICATION AND SIGNATURE:


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




2/14/00
----------------------------------------
Date

/s/ Donald deLaski
----------------------------------------
Signature



Donald deLaski
--------------
Name/Title



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